Exhibit 5.1
                     May 12, 2000


ARI Network Services, Inc.
330 East Kilbourn Avenue
Milwaukee, Wisconsin 53202-3149


Ladies and Gentlemen:

     We have acted as counsel to ARI Network Services, Inc., a Wisconsin corporation (the "Company"), in connection with the preparation of a Registration
Statement on Form S-3 to be filed with the Securities and Exchange Commission on or about May 12, 2000 (the
"Registration Statement"). The Registration Statement relates to the sale by a selling shareholder of up to 3,262,500 shares of the Company's common stock, $0.001 par value (the "Shares").

     In connection with this opinion we have examined:
(a) the Registration Statement, (b) copies of the Company's Amended and Restated Articles of
Incorporation and By-laws, (c) certain resolutions of the Company's Board of Directors, (d) the subordinated debenture (the "Debenture"), investment options (the
"Investment Options") and warrants (the "Warrants") referred to in the Registration Statement and (e) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

     Based upon the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the Debenture, Investment Options or Warrants, as the case may be, will be duly and validly authorized, fully paid and nonassessable, subject to
Section 180.0622(2)(b) of the Wisconsin Statutes.
Section 180.0622(2)(b) of the Wisconsin Statutes provides that shareholders of a corporation may be assessed up to the par value of their shares to satisfy the obligations of such corporation to its employees for services rendered, but not exceeding six months service in the case of any individual employee.
Certain Wisconsin courts have interpreted "par value" to mean the full amount paid by the purchaser of shares upon issuance thereof.

     We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

                              Very truly yours,

                              /s/ Godfrey & Kahn. S.C.

                              GODFREY & KAHN, S.C.